UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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PURE STORAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Pure Storage, Inc.

650 Castro Street

Mountain View, California 94041

Notice of Annual Meeting of Stockholders

To Be Held On June 21, 2018 at 10:00 a.m. PT

To the Stockholders of Pure Storage, Inc.

On behalf of our board of directors, it is our pleasure to invite you to attend the 2018 annual meeting of stockholders of Pure Storage, Inc., a Delaware corporation (Pure Storage). The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/PSTG2018, originating from Mountain View, California, on Thursday, June 21, 2018 at 10:00 a.m. Pacific Time, for the following purposes:

1.	To elect three Class III directors, Jeffrey Rothschild, Anita Sands and Michelangelo Volpi, to serve until our annual meeting of stockholders in 2021;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2019;

3.	To consider an advisory vote on the compensation of our named executive officers, as described in this proxy statement; and

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy materials accompanying this notice.

The record date for the meeting is April 25, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Charles Giancarlo
Chief Executive Officer

Mountain View, California

May 8, 2018

You are cordially invited to attend the virtual annual meeting. Whether you expect to attend the meeting, you are urged to vote and submit your proxy by following the procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote during the meeting, you must follow the instructions from such agent.

Pure Storage, Inc.

650 Castro Street

Mountain View, California 94041

Proxy Statement

For the 2018 Annual Meeting of Stockholders

To Be Held On June 21, 2018 at 10:00 a.m. PT

Our board of directors is soliciting your proxy to vote at the 2018 annual meeting of stockholders of    Pure Storage, Inc., a Delaware corporation (Pure Storage), to be held virtually, via live webcast at www.virtualshareholdermeeting.com/PSTG2018, originating from Mountain View, California, on Thursday, June 21, 2018 at 10:00 a.m. Pacific Time, and any adjournment or postponement thereof.

For the meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K, to our stockholders primarily via the internet. Beginning on or about May 8, 2018, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the Notice) that contains notice of the meeting and instructions on how to access our proxy materials on the internet, how to vote at the meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our annual meetings.

Only stockholders of record at the close of business on April 25, 2018 will be entitled to vote at the meeting. On this record date, there were 164,050,759 shares of Class A common stock and 65,518,006 shares of Class B common stock outstanding and entitled to vote (common stock). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the meeting. A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at our address above. The stockholder list will also be available online during the meeting. If you plan to attend the meeting online, please see the instructions on page 2 of this proxy statement.

In this proxy statement, we refer to Pure Storage, Inc. as “Pure Storage,” “we” or “us” and the board of directors of Pure Storage as “our board of directors.” Pure Storage’s Annual Report on Form 10-K, which contains consolidated financial statements as of and for the year ended January 31, 2018 (fiscal 2018), accompanies this proxy statement. You also may obtain a copy of Pure Storage’s Annual Report on Form 10-K for fiscal 2018 that was filed with the Securities and Exchange Commission, without charge, by writing to our Secretary at our address above.

1.	Pure Storage | 2018 Proxy Statement

Questions and Answers

About these Proxy Materials and Voting

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the SEC), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the Notice) because the board of directors of Pure Storage, Inc. (Pure Storage) is soliciting your proxy to vote at the 2018 annual meeting of stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 8, 2018 to all stockholders of record.

How do I attend and participate in the annual meeting online?

We will be hosting the meeting via live webcast only. Any stockholder of record can attend the meeting live online at www.virtualshareholdermeeting.com/PSTG2018. The webcast will start at 10:00 a.m. Pacific Time. Stockholders may vote and submit questions while attending the meeting online. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/PSTG2018.

Who can vote at the meeting?

Only stockholders of record at the close of business on April 25, 2018 will be entitled to vote at the meeting. On this record date, there were 164,050,759 shares of Class A common stock and 65,518,006 shares of Class B common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 25, 2018, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, on April 25, 2018, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Since you are not the stockholder of record, you may vote your shares online during the meeting only by following the instructions from your broker, bank or other agent.

Pure Storage | 2018 Proxy Statement	2.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class III directors to hold office until our 2021 annual meeting of stockholders;

•	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019; and

•	Approval, on an advisory basis, of the compensation of our named executive officers, as described in this proxy statement.

What if another matter is properly brought before the meeting?

Our board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the meeting, vote by proxy through the internet, vote by proxy over the telephone, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend online and vote during the meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote online during the meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/PSTG2018, starting at 9:45 a.m. PT on June 21, 2018.

•	To vote online before the meeting, go to www.proxyvote.com.

•	To vote by telephone, call 1-800-690-6903.

•	To vote by mail, simply complete, sign and date the proxy card or voting instruction card, and return it promptly in the envelope provided.

If we receive your vote by internet or phone or your signed proxy card up until 11:59 p.m. Eastern Time the day before the meeting, we will vote your shares as you direct. To vote, you will need the control number in the Notice, on your proxy card or in the instructions that accompanied the proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the meeting, you must follow the instructions from your broker, bank or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your internet access.

3.	Pure Storage | 2018 Proxy Statement

Can I change my vote after submitting my proxy?

Yes. If you are a record holder of shares, you may revoke, subject to the voting deadlines above, your proxy using one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 650 Castro Street, Mountain View, California 94041.

•	You may attend and vote online during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote online during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (NYSE) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 3 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

Please instruct your bank, broker or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote, your shares will be voted FOR the election each of the nominees for Class III director, FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and FOR the advisory approval of executive compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

How many votes do I have?

Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to ten votes per share of Class B common stock. The holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote at the meeting.

Pure Storage | 2018 Proxy Statement	4.

How many votes are needed to approve each proposal?

•	Proposal 1: The three nominees for Class III directors that receive the highest number of FOR votes will be elected.

•

Proposal 2: The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal.

•

Proposal 3: The advisory approval of the compensation of our named executive officers must receive FOR votes from the holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How are broker non-votes and abstentions treated?

If your shares of voting common stock are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal 1 or 3, the broker may not exercise discretion to vote on those proposals. Such event would constitute a “broker non-vote,” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. Please instruct your broker so your vote can be counted.

If stockholders abstain from voting, the applicable shares of voting common stock will be considered present and entitled to vote at the meeting and will be counted in determining whether or not a quorum is present. With respect to Proposal 1, abstentions are not considered votes cast FOR or AGAINST a nominee’s election and will have no effect in determining whether a nominee for director has received sufficient votes. With respect to Proposal 2 and 3, abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same effect as voting against the proposal.

Who counts the votes?

We have engaged Broadridge Financial Solutions as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the internet (either prior to or during the meeting) or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

5.	Pure Storage | 2018 Proxy Statement

Who is paying for this proxy solicitation?

We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on the Notices to ensure that all your shares are voted.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 8, 2019, to our Secretary at 650 Castro Street, Mountain View, California 94041; provided that if the date of next year’s meeting is earlier than May 22, 2019 or later than July 21, 2019, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year’s meeting. If you wish to nominate a director or submit a proposal that you do not desire to be included in next year’s proxy materials, you must do so between February 21, 2019 and March 23, 2019; provided that if the date of that annual meeting of stockholders is earlier than May 22, 2019 or later than July 21, 2019, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of common stock entitled to vote at the meeting are present at the meeting or represented by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the aggregate voting power of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

We expect that preliminary voting results will be announced during the meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the meeting.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders

Pure Storage | 2018 Proxy Statement	6.

sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent by notifying your broker. To make a change regarding the format of your proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact us through our website at investor.purestorage.com, or by mail at 650 Castro Street, Mountain View, California 94041.

7.	Pure Storage | 2018 Proxy Statement

Proposal 1

Election Of Directors

Our board of directors consists of nine members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. Our directors are divided into the three classes as follows:

•	Class III directors: Dr. Sands and Messrs. Rothschild and Volpi, whose terms will expire at the upcoming meeting;

•	Class I directors: Messrs. Colgrove, Dietzen and Giancarlo, whose terms will expire at the meeting of stockholders to be held in 2019; and

•	Class II directors: Messrs. Garrett, Slootman and Speiser, whose terms will expire at the meeting to be held in 2020.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Pure Storage.

Dr. Sands and Messrs. Rothschild and Volpi are currently directors of Pure Storage and have been nominated to continue to serve as Class III directors. Each of these nominees has agreed to stand for reelection at the meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2021 and until her or his successor has been duly elected, or if sooner, until the director’s death, resignation or removal.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by us.

Nominees

Our nominating and corporate governance committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of our board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our board of directors. Each of the nominees listed below is currently a director and was elected or appointed to our board of directors prior to our initial public offering.

Our board of directors recommends a vote FOR each Class III director nominee above.

Pure Storage | 2018 Proxy Statement	8.

The following table sets forth, for the Class III nominees and our other directors who will continue in office after the meeting, their ages and position/office held with us as of the date of this proxy statement:

Name	Age	Position/Office Held With Pure Storage
Class III directors for election until the 2021 Annual Meeting of Stockholders
Jeff Rothschild (3)	63	Director
Anita Sands (1)(3)	41	Director
Michelangelo Volpi (1)(2)	51	Director
Class I directors whose terms expire at the 2019 Annual Meeting of Stockholders
Charles Giancarlo	60	Chief Executive Officer and Director
Scott Dietzen	55	Chairman
John “Coz” Colgrove	55	Founder, Chief Technology Officer and Director
Class II directors whose terms expire at the 2020 Annual Meeting of Stockholders
Mike Speiser	47	Director
Mark Garrett (1)	60	Director
Frank Slootman (2)	59	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the meeting. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend them for board service.

Nominees for Election Until the 2021 Annual Meeting of Stockholders

Jeff Rothschild has served on our board of directors since March 2018. Since 1999, Mr. Rothschild has served as an Advisor and Venture Partner at Accel Partners. Mr. Rothschild was the VP of Infrastructure Engineering at Facebook from 2005 to 2015. Mr. Rothschild previously co-founded Veritas Software Corp., a provider of storage management solutions, which merged with Symantec Corporation, an information security firm, in 2005 where his role included product strategy, sales and marketing. Prior to Veritas, Mr. Rothschild worked with a number of companies in the areas of storage management, system software and networking. Mr. Rothschild is the Vice-Chairman of The Vanderbilt University Board of Trust. Mr. Rothschild holds an M.S. in Computer Science and a B.A. in Psychology from Vanderbilt University. Mr. Rothschild’s qualifications for board service include his extensive technical and executive leadership and operational experience, as well as his relevant infrastructure knowledge and customer perspective.

Anita Sands has served on our board of directors since July 2015. From April 2012 to September 2013, Dr. Sands served as Group Managing Director and Head of Change Leadership and a member of the Wealth Management Americas Executive Committee of UBS Financial Services, a global financial services firm. From April 2010 to April 2012, Dr. Sands served as Group Managing Director and Chief Operating Officer of Wealth Management Americas at UBS Financial Services. From October 2009 to April 2010, Dr. Sands served as Transformation Consultant at UBS Financial

9.	Pure Storage | 2018 Proxy Statement

Services. From 2008 to 2009, Dr. Sands served as Managing Director, Head of Transformation Management at Citigroup’s Global Operations and Technology organization. Prior to that, Dr. Sands also held several leadership positions with RBC Financial Group and CIBC. Dr. Sands currently serves on the board of directors of Symantec and ServiceNow, Inc. Dr. Sands earned a B.S. in Physics and Applied Mathematics from The Queen’s University of Belfast, Northern Ireland, a Ph.D. in Atomic and Molecular Physics from The Queen’s University of Belfast, Northern Ireland and a M.S. in Public Policy and Management from Carnegie Mellon University. Dr. Sands’ qualifications for board service include her extensive leadership and operational experience at global financial services firms, as well as her service as a director of multiple large technology companies.

Michelangelo Volpi has served on our board of directors since April 2014. Since 2009, Mr. Volpi has served as a partner at Index Ventures, a venture capital firm. From 2007 to 2009, Mr. Volpi served as Chief Executive Officer for Joost Inc., an internet video services company. From 1994 to 2007, Mr. Volpi served in various executive roles at Cisco Systems, Inc., a technology company, including Chief Strategy Officer and Senior Vice President and General Manager, Routing and Service Provider Group. Mr. Volpi currently serves on the board of directors of Exor S.p.A., Fiat Chrysler Automobiles N.V., and Hortonworks, Inc. Mr. Volpi served on the board of directors of Telefonaktiebolaget L.M. Ericsson from 2010 to 2013. Mr. Volpi earned a B.S. in Mechanical Engineering, an M.S. in Manufacturing Systems Engineering and an M.B.A. from Stanford University. Mr. Volpi’s qualifications for board service include his leadership experience, expertise as a venture capital investor and knowledge regarding the enterprise technology industry.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

Mark Garrett has served on our board of directors since July 2015. From February 2007 to April 2018, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Adobe Systems Incorporated, a producer of creative and digital marketing software. From 2004 to 2007, Mr. Garrett served as Senior Vice President and Chief Financial Officer of the Software Group of EMC Corporation, an information technology company. From 2002 to 2004 and from 1997 to 1999, Mr. Garrett served as Executive Vice President and Chief Financial Officer of Documentum, Inc., including throughout its acquisition by EMC in December 2003. Mr. Garrett currently serves on the board of directors of Cisco Systems, Inc. and GoDaddy, Inc. Mr. Garrett previously served on the boards of directors of Model N, Inc. from 2008 to 2016 and Informatica Corporation from 2008 to 2015. Mr. Garrett earned a B.S. in accounting and marketing from Boston University and an M.B.A. from Marist College. Mr. Garrett’s qualifications for board service include his extensive management and financial experience, as well as his relevant industry knowledge.

Mike Speiser has served on our board of directors since October 2009. Since 2008, Mr. Speiser has served as a Managing Director at Sutter Hill Ventures, a venture capital firm. From 2007 to 2008, Mr. Speiser served as Vice President of Community Products at Yahoo! Inc. From 2006 to 2007, Mr. Speiser served as President and Chief Executive Officer of Bix, Inc., an internet company that Mr. Speiser founded. From 2005 to 2006, Mr. Speiser served as a technical advisor to Symantec. From 2001 to 2005, Mr. Speiser served as Vice President of Product Management and Product Marketing at Veritas Software. Mr. Speiser earned a B.A. in Political Science from the University of Arizona and an M.B.A. from Harvard Business School. Mr. Speiser’s qualifications for board service include his early and active involvement with Pure Storage and his extensive leadership and operational experience, as well as his perspective as a venture investor.

Frank Slootman has served on our board of directors since May 2014. Since October 2016, Mr. Slootman has served as the Chairman of ServiceNow, Inc., an enterprise IT cloud company. From May 2011 to April 2017, Mr. Slootman served as President and Chief Executive Officer and as a member of the board of directors of ServiceNow. From January 2011 to April 2011, Mr. Slootman

Pure Storage | 2018 Proxy Statement	10.

served as a Partner with Greylock Partners, a venture capital firm. From 2011 to 2012, Mr. Slootman served as an advisor to EMC Corporation. From 2009 to 2011, Mr. Slootman served as President of the Backup Recovery Systems Division at EMC. From 2003 to 2009, Mr. Slootman served as President and Chief Executive Officer of Data Domain Corporation, an information technology company, which was acquired by EMC in 2009. Mr. Slootman served as a member of the board of directors of Imperva, Inc. from 2011 to 2016. Mr. Slootman earned undergraduate and graduate degrees in Economics from the Netherlands School of Economics, Erasmus University Rotterdam. Mr. Slootman’s qualifications for board service include his extensive leadership and operational experience, as well as his relevant industry knowledge.

Directors Continuing in Office Until the 2019 Annual Meeting of Stockholders

John “Coz” Colgrove has served as our Chief Technology Officer and as a member of our board of directors since founding Pure Storage in October 2009. In 2009, Mr. Colgrove served as an Entrepreneur in Residence at Sutter Hill Ventures, a venture capital firm. From 2005 to 2008, Mr. Colgrove served as a Fellow and Chief Technology Officer for the Datacenter Management Group of Symantec. Mr. Colgrove was one of the founding engineers and a Fellow at Veritas Software Corp., a provider of storage management solutions, which merged with Symantec in 2005. Mr. Colgrove earned his B.S. in Computer Science from Rutgers University and holds over 150 patents in the areas of system, data storage and software design. Mr. Colgrove’s qualifications for board service include his industry knowledge and his experience as a founder of Pure Storage, as well as his leadership experience and deep technical expertise.

Scott Dietzen has served as our Chairman since August 2017 and as a member of our board of directors since October 2010. Dr. Dietzen previously served as our Chief Executive Officer from October 2010 to August 2017. From 2007 to 2009, Dr. Dietzen served in various roles at Yahoo! Inc., an internet technology company, including as interim Senior Vice President of Yahoo! Communications and Communities. From 2005 to 2007, Dr. Dietzen served as President and Chief Technology Officer of Zimbra, Inc., a provider of open source messaging and collaboration software until its sale to Yahoo! in 2007. From 1998 to 2004, Dr. Dietzen served in various roles at BEA Systems, Inc., including as BEA Systems’ Chief Technology Officer. He had served as Vice President, Marketing at WebLogic, Inc., a provider of web application servers, which BEA Systems acquired in 1998. Dr. Dietzen previously served as Principal Technologist at Transarc Corporation, a filesystem software company that was acquired by IBM. He earned a B.S. in Applied Mathematics and Computer Science and a M.S. and Ph.D. in Computer Science from Carnegie Mellon University. Dr. Dietzen’s qualifications for board service include his deep technology background and his extensive leadership experience across a range of technology companies.

Charles Giancarlo has served as our Chief Executive Officer and as a member of our board of directors since August 2017. Mr. Giancarlo previously served as Managing Director, Head of Value Creation and later Senior Advisor at Silver Lake Partners, a private investment firm, from 2007 to 2015, where he focused on investment and business improvement opportunities Silver Lake’s portfolio companies. From 2008 to 2009, Mr. Giancarlo served as Interim President and CEO of Avaya. Prior to that, from 1993 to 2007, Mr. Giancarlo served in senior executive roles at Cisco Systems, including Chief Technology Officer and Chief Development Officer and is credited with introducing many new technologies including Ethernet Switching, WiFi, IP Telephony and Telepresence. Mr. Giancarlo currently serves on the boards of directors of Accenture plc, Arista Networks, Inc. and zScaler, Inc. Mr. Giancarlo previously served on the boards of directors of Netflix, ServiceNow, Avaya, Imperva and Tintri. Mr. Giancarlo received a B.S. in Engineering from Brown University, a M.S. in Electrical Engineering from the University of California, Berkeley, and an M.B.A. from Harvard Business School. Mr. Giancarlo’s qualifications for board service include his extensive executive leadership and operational experience, as well as his relevant industry knowledge.

11.	Pure Storage | 2018 Proxy Statement

Executive Officers

The following is biographical information for our executive officers not discussed above, as of the date of this proxy statement:

Name	Age	Position/Office Held With Pure Storage
David Hatfield	50	President
Timothy Riitters	45	Chief Financial Officer

David Hatfield has served as our President since January 2013. From March 2007 to January 2013, Mr. Hatfield served as Senior Vice President of Worldwide Sales, Marketing, Products and Services and President of SaaS at Limelight Networks, Inc., a digital presence management software company, where he was responsible for establishing their customer operations and global channel. From 2006 to 2007, Mr. Hatfield served as Vice President-General Manager of Professional Services for the Americas at Symantec and as Symantec’s Vice President of Sales from 2005 to 2006. From 2003 to 2005, Mr. Hatfield served as Vice President of Sales at Veritas Software. Mr. Hatfield earned a B.S. in Political Science from Santa Clara University.

Timothy Riitters has served as our Chief Financial Officer since August 2014. From January 2010 to August 2014, Mr. Riitters served as Senior Director of Corporate Finance at Google, Inc., an internet technology company, where he was responsible for overseeing their annual planning and budget process. From 2007 to 2010, Mr. Riitters served as Director, EMEA Financial Operations at Google, and from 2004 to 2007, as Finance Process Manager. From 2002 to 2004, Mr. Riitters served as a Senior Product Manager at Siebel Systems, Inc., a software company. Mr. Riitters previously worked at Deloitte & Touche. Mr. Riitters is a certified public accountant (inactive) and earned a B.S. in Accounting from the University of Minnesota and an M.B.A. from Northwestern University.

Pure Storage | 2018 Proxy Statement	12.

Proposal 2

Ratification of Selection of Independent

Registered Public Accounting Firm

Our board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019 and has further directed that management submit this selection for ratification by the stockholders at the meeting. Deloitte & Touche has served as our independent registered public accounting firm for our five prior fiscal years. Representatives of Deloitte & Touche are expected to be present during the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our board of directors is submitting this selection as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of our independent registered public accounting firm. If the stockholders fail to ratify this selection, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, our board of directors may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Pure Storage and its stockholders.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by Deloitte & Touche for the fiscal years ended January 31, 2017 and 2018.

	Fiscal Year Ended January 31,
	2017	2018
Audit fees (1)	$2,719,850	$2,745,702
Tax fees (2)	606,402	702,696
All other fees	-	-
Total fees	$3,326,252	$3,448,398

(1)

Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, review of the interim consolidated financial statements included in our quarterly reports and services normally provided in connection with regulatory filings.

(2)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance.

Our board of directors recommends a vote FOR the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2019.

13.	Pure Storage | 2018 Proxy Statement

Pre-Approval Policies and Procedures

Consistent with the requirements of the SEC and the Public Company Accounting Oversight Board, regarding auditor independence, the audit committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the audit committee has a practice of, and plans to adopt a policy and procedures for, the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche. The audit committee generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

All of the services provided by Deloitte & Touche for our fiscal years ended January 31, 2017 and 2018, as described in the “Principal Accountant Fees and Services” table above, were pre-approved by the audit committee or our board of directors. Our audit committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2018 with the management of Pure Storage. The audit committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The audit committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited financial statements be included in Pure Storage’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

The Audit Committee

Mark Garrett (chair)

Anita Sands

Michelangelo Volpi

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Pure Storage under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Pure Storage | 2018 Proxy Statement	14.

Proposal 3

Advisory Vote on Executive Compensation

We are seeking approval, on an advisory basis, of the compensation of our named executive officers for the fiscal year ended January 31, 2018, as described in this proxy statement below in the sections titled “Compensation Discussion and Analysis” and “Executive Compensation.” This vote is not intended to address any specific item of compensation, and is rather intended to address the overall compensation of our named executive officers and the policies and practices as described in this proxy statement.

Our compensation programs are overseen by our compensation committee and reflect our general compensation philosophy for all employees, including our executive officers. Our executive compensation program is designed to attract, motivate, reward and retain highly qualified executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. We evaluate and reward our executive officers through compensation intended to motivate them to identify and capitalize on opportunities to grow our business and maximize stockholder value over time. We strive to provide an executive compensation program that is market competitive, rewards achievement of our business objectives and is designed to provide a foundation of fixed compensation (base salary) and a significant portion of performance-based compensation (short-term and long-term incentives) that are intended to align the interests of our executive officers with those of our stockholders.

This vote is advisory and therefore not binding on Pure Storage or our board of directors. Our board of directors and its committees value the opinions of our stockholders, and to the extent there is any significant vote against the executive compensation described in this proxy statement, our compensation committee will consider the impact of such vote on our compensation policies and decisions.

Vote Required

An affirmative vote from holders of a majority in voting power of the shares present at the meeting or represented by proxy and entitled to vote on the proposal will be required to approve the compensation of our named executive officers for the fiscal year ended January 31, 2018.

Our board of directors recommends a vote FOR the approval of the compensation of our named executive officers as described in this proxy statement.

15.	Pure Storage | 2018 Proxy Statement

Board of Directors and Corporate Governance

Our business affairs are managed under the direction of our board of directors.

Director Independence

Our Class A common stock is listed on the New York Stock Exchange (NYSE). Under the listing requirements and rules of the NYSE, independent directors must comprise a majority of our board of directors.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Our board of directors has determined that Dr. Sands and Messrs. Garrett, Rothschild, Slootman, Speiser and Volpi do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. Messrs. Colgrove, Dietzen and Giancarlo are not independent due to their status as our current or former executive officers.

Accordingly, a majority of our directors are independent, as required under applicable NYSE rules. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence.

Board Leadership

Dr. Dietzen serves as Chairman of our board of directors. Our board of directors believes that the current board leadership structure, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from the extensive executive leadership and operational experience of Dr. Dietzen as our former chief executive officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Messrs. Colgrove, Dietzen and Giancarlo bring company-specific experience and expertise.

Executive Sessions of Independent Directors

In order to promote open discussion among non-management directors, and as required under applicable NYSE rules, our board of directors has a policy of conducting executive sessions of non-management directors during each regularly scheduled board meeting and at such other times if requested by a non-management director. The non-management directors provide feedback to executive management, as needed, promptly after the executive session. Neither Mr. Giancarlo nor Mr. Colgrove participates in such sessions. In addition, we hold executive sessions including only independent directors at least once a year. The presiding director at each executive session is chosen by the directors present at that meeting.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. Copies of the charters of each committee are available in the “Corporate Governance” section of our investor relations website at

Pure Storage | 2018 Proxy Statement	16.

investor.purestorage.com. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The composition and functions of each committee are described below.

Audit Committee

Our audit committee consists of Dr. Sands and Messrs. Volpi and Garrett. The chair of our audit committee is Mr. Garrett. Our board of directors has determined that Dr. Sands and Messrs. Volpi and Garrett are independent under NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has determined that Mr. Garrett is an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their prior or current employment.

The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of our independent registered public accounting firm;

•

discussing the scope and results of the audit with our independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•

obtaining and reviewing a report by our independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee consists of Messrs. Slootman and Volpi. The chair of our compensation committee is Mr. Slootman. Our board of directors has determined that Messrs. Slootman and Volpi are independent under NYSE listing standards, and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

17.	Pure Storage | 2018 Proxy Statement

The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisers;

•

reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Under its charter, our compensation committee may form, and delegate authority to, subcommittees as appropriate. See the sections titled “Compensation Discussion and Analysis” and “Director Compensation” for a description of our processes and procedures for the consideration and determination of executive and director compensation.

Compensation Committee Interlocks and Insider Participation

Neither Mr. Slootman nor Mr. Volpi, the members of our compensation committee, is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Dr. Sands and Mr. Rothschild. The chair of our nominating and corporate governance committee is Dr. Sands. Each member of the nominating and corporate governance committee is independent, is a non-employee director and is free from any relationship that would interfere with the exercise of his or her independent judgment, as determined by the board of directors in accordance with the applicable NYSE listing standards.

Specific responsibilities of our nominating and corporate governance committee include:

•	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

Pure Storage | 2018 Proxy Statement	18.

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of the committees of the board of directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting;

•	reviewing management succession plans;

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and

•	overseeing an annual evaluation of the board of directors’ performance.

Our nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. Our nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Pure Storage’s stockholders. These qualifications may be modified from time to time. The committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of our board of directors and the company, to maintain a balance of knowledge, experience and capability. The committee takes into account the current composition of our board of directors, the operating requirements of the company and the long-term interests of stockholders.

In the case of incumbent directors whose terms of office are set to expire, our nominating and corporate governance committee will review directors’ prior service to Pure Storage, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for NYSE purposes, based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.

Our nominating and corporate governance committee intends to evaluate director candidates recommended by stockholders based on the factors and qualifications discussed above, though it has not implemented a formal policy regarding such process. The committee may implement a formal policy regarding consideration of director candidates recommended by stockholders in the future.

Board and Committee Meetings and Attendance

Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our

19.	Pure Storage | 2018 Proxy Statement

board of directors. Our board of directors met five times during our last fiscal year. The audit committee met four times during our last fiscal year. The compensation committee met three times during our last fiscal year. The nominating and corporate governance committee met two times during our last fiscal year. During our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served.

We encourage our directors and nominees for director to attend our annual meeting of stockholders, and four of our directors attended our 2017 annual meeting of stockholders.

Code of Conduct and Corporate Governance Guidelines

We have adopted a code of conduct that applies to all of our directors, officers and employees. We plan to disclose future amendments to certain provisions of our code of conduct, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website. Our board of directors has also adopted a set of guidelines that establish the corporate governance policies pursuant to which our board of directors intends to conduct its oversight of the business of Pure Storage in accordance with its fiduciary responsibilities. Our code of conduct, applicable waivers thereof, and our corporate governance guidelines are available in the “Corporate Governance” section of our investor relations website at investor.purestorage.com.

Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies, practices and programs has the potential to encourage excessive risk-taking.

At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Director Compensation

Our board of directors has adopted a non-employee director compensation policy, pursuant to which our non-employee directors (other than Dr. Dietzen) are eligible to receive cash compensation

Pure Storage | 2018 Proxy Statement	20.

for service on our board of directors and committees of our board of directors. In May 2017, following input from Compensia, our board of directors amended the policy to cover the representatives of venture capital firms on our board (Messrs. Bhusri, Speiser and Volpi) and to provide for the grant of equity compensation to our non-employee directors. We will reimburse our directors for their reasonable out-of-pocket expenses in connection with attending board of directors and committee meetings. A director may decline to accept compensation under the policy, or may direct us to donate the payments to the Pure Good Foundation or another charitable organization.

Cash Compensation

During fiscal 2018, eligible directors were entitled to receive cash compensation, paid quarterly in arrears, as follows:

Annual Cash Retainer ($)
Annual retainer (1)	30,000
Additional retainer for audit committee chair	20,000
Additional retainer for audit committee member	10,000
Additional retainer for compensation committee chair (2)	12,000
Additional retainer for compensation committee member (3)	6,000
Additional retainer for nominating and governance committee chair (4)	8,000
Additional retainer for nominating and governance committee member	4,000

(1)	In February 2018, our board of directors approved an increase from $30,000 to $37,000, effective as of May 1, 2018.
(2)	In February 2018, our board of directors approved an increase from $12,000 to $15,000, effective as of May 1, 2018.
(3)	In February 2018, our board of directors approved an increase from $6,000 to $7,500, effective as of May 1, 2018.
(4)	In February 2018, our board of directors approved an increase from $8,000 to $10,000, effective as of May 1, 2018.

Equity Compensation

Eligible directors were entitled to receive a restricted stock unit award for a number of shares equal to $235,000 determined on the basis of the closing price of our common stock on the date of our annual stockholder meeting in June 2017, to vest fully on the anniversary of the date of grant. The director vests in a prorated portion of the award if he or she resigns in advance of the vesting date. In the event of a change of control of the company, the director’s award would immediately vest in full.

After the end of fiscal 2018, following a competitive review of market data and advice from Compensia, our compensation committee amended the policy (i) to increase the cash retainers and equity award value to be received by eligible directors and (ii) to provide for an initial restricted stock unit award upon initial appointment or election of an eligible director to our board of directors.

Fiscal 2018 Director Compensation Table

The following table provides information regarding the total compensation paid to our non-employee directors in fiscal 2018. The table excludes Messrs. Colgrove, Dietzen and Giancarlo,

21.	Pure Storage | 2018 Proxy Statement

who were executive officers during fiscal 2018 and did not receive any compensation in their roles as directors in fiscal 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Aneel Bhusri (2)	-	200,005	200,005
Mark Garrett	50,000	200,005	250,005
Anita Sands	48,000	200,005	248,005
Frank Slootman	36,000	200,005	236,005
Mike Speiser	22,500	200,005	222,505
Mike Volpi (3)	-	-	-

(1)

As provided in the policy, in June 2017, each of Dr. Sands and Messrs. Bhusri, Garrett, Slootman and Speiser received a restricted stock unit award for 15,601 shares of our Class A common stock that will vest in full on June 20, 2018, the anniversary of the date of our annual stockholder meeting in June 2017. The amount shown in this column does not reflect the dollar amount actually received by the director. Instead, this amount reflects the aggregate grant date fair value of this award, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 26, 2018.

(2)

Mr. Bhusri declined to accept his cash compensation under the policy, and we donated $31,500, the equivalent of his cash fees, to the Workday Foundation (a 501(c)(3) organization) in honor of his service. Mr. Bhusri resigned from our board of directors in March 2018, and a prorata portion of his equity award was vested and released immediately, consistent with the policy.

(3)	Mr. Volpi declined to accept any compensation under the policy, and we donated $33,000, the equivalent of his cash fees, to the Pure Good Foundation (a 501(c)(3) organization) in honor of his service.

From time to time, we have granted equity awards to certain of our non-employee directors as compensation for their services and intend to continue to do so on an annual basis when we review the compensation of our non-employee directors. As of January 31, 2018, Dr. Sands and Messrs. Garrett and Slootman each held options to purchase 320,000, 320,000 and 540,000 shares of our common stock, and Dr. Sands and Messrs. Bhusri, Garrett, Slootman and Speiser each held a restricted stock unit award for 15,601 shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of Pure Storage’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Pure Storage. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

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Communications with our Board Of Directors

Stockholders or interested parties who wish to communicate with our board of directors or with an individual director may do so by mail to our board of directors or the individual director, care of our Secretary at 650 Castro Street, Mountain View, California 94041. The communication should indicate that it contains a stockholder or interested party communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

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Security Ownership

The following table sets forth, as of April 25, 2018, certain information with respect to the beneficial ownership of our common stock: (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each of our directors, (c) by each of our executive officers, and (d) by all of our current executive officers and directors as a group.

The percentage of shares beneficially owned shown in the table is based on 164,050,759 shares of Class A common stock and 65,518,006 shares of our Class B common stock outstanding as of April 25, 2018. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 25, 2018. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Except as otherwise noted below, the address for persons listed in the table is c/o Pure Storage, Inc., 650 Castro Street, Mountain View, California 94041.

	Shares Beneficially Owned				% of Total Voting Power (1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Executive Officers:
Charles Giancarlo (2)	1,786,556	1.1	–	–	*
John Colgrove (3)	316,712	*	13,603,926	20.7	16.6
David Hatfield (4)	471,317	*	1,762,786	2.6	2.2
Timothy Riitters (5)	434,250	*	881,875	1.3	1.1
Directors:
Scott Dietzen (6)	571,538	*	6,506,083	9.9	8.0
Mark Garrett (7)	35,601	*	300,000	*	*
Jeff Rothschild	–	–	–	–	–
Anita Sands (8)	35,601	*	300,000	*	*
Frank Slootman (9)	35,601	*	520,000	*	*
Mike Speiser (10)	15,601	*	7,544,397	11.5	9.2
Michelangelo Volpi	–	–	–	–	*
All directors and executive officers as a group (11 persons) (11)	3,702,777	2.3	31,419,067	45.5	38.8
5% Stockholders:
Entities affiliated with Greylock (12)	1,382,012	*	6,709,155	10.2	8.4
Tench Coxe (13)	–	–	6,265,667	9.5	7.6
Entities affiliated with BlackRock (14)	16,162,210	9.9	–	–	2.0
Vanguard Group (15)	8,874,192	5.4	–	–	1.1

Pure Storage | 2018 Proxy Statement	24.

*	Denotes less than 1%

(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)	Consists of 1,786,556 shares of Class A common stock held by Mr. Giancarlo, all of which are unvested restricted stock awards (RSAs), subject to our right of repurchase.

(3)

Consists of (i) 316,712 shares of Class A common stock held by Mr. Colgrove, of which 291,805 shares are unvested RSAs and subject to our right of repurchase, and (ii) 13,603,926 shares of Class B common stock, of which (a) 2,250,000 shares are held by Eric Edward Colgrove Irrevocable Trust DTD Feb 8, 2011, Jeff Rothschild TTEE; (b) 2,250,000 shares are held by Richard Winston Colgrove Irrevocable Trust DTD Feb 8, 2011, Jeff Rothschild TTEE; (c) 1,553,926 shares are held by the Colgrove Family Living Trust, over which Mr. Colgrove shares voting and dispositive power; (d) 7,500,000 shares are held directly by Mr. Colgrove; and (e) 50,000 shares will be issuable pursuant to stock options exercisable as of June 24, 2018.

(4)

Consists of (i) 471,317 shares of Class A common stock, of which 291,805 shares are unvested RSAs and subject to our right of repurchase, and (ii) 1,762,786 shares of Class B common stock of which (a) 18,666 shares are held by DMH 2013 Irrevocable Trust, 18,666 shares are held by JHH 2013 Irrevocable Trust, and 18,666 shares are held by KGH 2013 Irrevocable Trust, over which Mr. Hatfield has voting and dispositive power; (b) 606,514 shares are held directly by Mr. Hatfield; and (c) 1,156,272 shares will be issuable pursuant to stock options exercisable as of June 24, 2018.

(5)

Consists of (i) 434,250 shares of Class A common stock held by Mr. Riitters, of which 369,270 shares are unvested RSAs and subject to our right of repurchase, and (ii) 881,875 shares of Class B common stock issuable pursuant to stock options exercisable as of June 24, 2018.

(6)

Consists of (i) 571,538 shares of Class A common stock held by Dr. Dietzen, of which (a) 500,000 shares are held by JP Morgan Trust Company of Delaware, as Trustee of the Dietzen Family 2014 Irrevocable Trust GST Exempt Trust under agreement dated March 25, 2014, over which Dr. Dietzen currently shares voting power but which have been irrevocably contributed to two exchange funds, of which 300,000 shares have been accepted by an exchange fund, and (b) 39,233 shares are unvested RSAs and subject to our right of repurchase, and (ii) 6,506,083 shares of Class B common stock, of which (a) 5,306,083 shares are held by Scott Dietzen and Katherine Dietzen, Co-Trustees of the Dietzen Living Trust, dated January 16, 2009, over which Dr. Dietzen shares voting and dispositive power; (b) 900,000 shares are held by JP Morgan Trust Company of Delaware, as Trustee of the Dietzen Family 2014 Irrevocable Trust GST Exempt Trust under agreement dated March 25, 2014, over which Dr. Dietzen shares voting and dispositive power, and (c) 300,000 shares will be issuable pursuant to stock options exercisable as of June 24, 2018.

(7)

Consists of (i) 35,601 shares of Class A common stock, of which (a) 20,000 shares are issuable pursuant to vested stock options, and (b) 15,601 shares are issuable pursuant to the vesting of restricted stock units prior to June 24, 2018, and (ii) 300,000 shares of Class B common stock that are exercisable pursuant to stock options, of which 175,000 shares will be vested as of June 24, 2018.

25.	Pure Storage | 2018 Proxy Statement

(8)

Consists of (i) 35,601 shares of Class A common stock, of which (a) 20,000 shares are issuable pursuant to vested stock options; and (b) 15,601 shares are issuable pursuant to the vesting of restricted stock units prior to June 24, 2018, and (ii) 300,000 shares of Class B common stock that are exercisable pursuant to stock options, of which 175,000 shares will be vested as of June 24, 2018.

(9)

Consists of (i) 35,601 shares of Class A common stock, of which (a) 20,000 shares are issuable pursuant to vested stock options, and (b) 15,601 shares are issuable pursuant to the vesting of restricted stock units prior to June 24, 2018, and (ii) 520,000 shares of Class B common stock issuable pursuant to vested stock options.

(10)

Consists of (i) 15,601 shares of Class A common stock that will be issued pursuant to the vesting of restricted stock units prior to June 24, 2018, and (ii) 7,694,397 shares of Class B common stock, of which (a) 2,938,406 shares are held by Speiser Trust, of which Mr. Speiser is a trustee; (b) 377,173 shares are held by Chatter Peak Partners, L.P., of which Mr. Speiser is a trustee of a trust which is the general partner; (c) 6,000 shares are held by Wells Fargo Bank, N.A. FBO Michael L. Speiser Roth IRA, Mr. Speiser’s Roth IRA account; (d) 43,800 shares are held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Michael L. Speiser, a retirement trust for the benefit of Mr. Speiser; (e) 1,024,538 shares held by Sutter Hill Associates, LLC (SHA). Sutter Hill Ventures, a California Limited Partnership (SHV) has voting and dispositive power over the shares held by SHA, and Mr. Speiser is a trustee of a trust which is a member of SHA; (f) 3,072,254 shares are held by SHV as a nominee on behalf of, and for the exclusive benefit of a trust (of which Mr. Speiser is a trustee), which is a member of the general partner of SHV; and (g) 232,226 shares held by Sutter Hill Management, LLC (SHM). SHV has voting and dispositive power over the shares held by SHM, and Mr. Speiser is a trustee of a trust which is a member of SHM.

(11)

Consists of 31,569,067 shares of common stock held by our current directors and executive officers and entities affiliated with certain of our directors, of which 2,778,669 shares are unvested and subject to our right of repurchase, and 3,570,551 shares are issuable pursuant to exercisable stock options or the vesting of restricted stock units prior to June 24, 2018.

(12)

Consists of (i) 1,382,012 shares of Class A common stock, of which (a) 1,309,275 shares are held directly by Greylock XIV Limited Partnership and (b) 72,737 shares are held directly by Greylock XIV-A Limited Partnership, and (ii) 6,709,155 shares of Class B common stock, of which (a) 6,155,022 are held directly Greylock XIII Limited Partnership (Greylock XIII LP) and (b) 554,133 shares are held by Greylock XIII-A Limited Partnership (Greylock XIII-A LP). Greylock XIII GP Limited Liability Company (Greylock XIII GP) is the sole General Partner of Greylock XIII LP and Greylock XIII-A LP and may be deemed to share voting and dispositive power with respect to the shares held by Greylock XIII LP and Greylock XIII-A LP. Greylock XIII GP is the general partner of Greylock XIII LP and Greylock XIII-A LP and as such may be deemed to have indirect beneficial ownership of an indeterminate amount of such shares. Aneel Bhusri, William Helman, David Sze and Donald Sullivan are the senior managing members of Greylock XIII GP LLC and share voting and investment power over the shares held by Greylock XIII Limited Partnership and Greylock XIII-A Limited Partnership. Based on information contained in Forms 4 filed on March 21, 2018, Messrs. Bhusri, Helman, Sze, Sullivan and Reid Hoffman are the senior managing members of Greylock XIV GP LLC, may be deemed to beneficially own the shares of stock held directly by Greylock XIV Limited Partnership and Greylock XIV-A Limited Partnership. Greylock Partners is located at 2550 Sand Hill Road, Menlo Park, CA 94025.

(13)	Consists of 6,265,667 shares of Class B common stock, of which (a) 1,221,398 shares are held by The Coxe Revocable Trust, of which Mr. Coxe is a trustee; (b) 1,700,573 shares are

Pure Storage | 2018 Proxy Statement	26.

held by Rooster Partners, L.P., of which Mr. Coxe is a trustee of a trust which is the general partner; (c) 372,166 shares are held by Wells Fargo Bank, N.A. FBO Tench Coxe Roth IRA, Mr. Coxe’s Roth IRA account; (d) 1,489,266 shares are held by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Tench Coxe, a retirement trust for the benefit of Mr. Coxe; (e) 1,024,538 shares are held by SHA. SHV has voting and dispositive power over the shares held by SHA, and Mr. Coxe is a trustee of a trust which is a member of SHA; (f) 232,226 shares are held by SHM. SHV has voting and dispositive power over the shares held by SHM, and Mr. Coxe is a trustee of a trust which is a member of SHM; and (g) 225,500 shares are held by Mr. Coxe’s wife in her Roth IRA. SHV’s and Mr. Coxe’s address is 755 Page Mill Road, A-200, Palo Alto, CA 94304.

(14)

Based on information contained in a Schedule 13G filed on January 18, 2018, BlackRock, Inc. (BlackRock) beneficially owns 16,162,210 shares of Class A common stock. BlackRock is located at 55 East 52nd Street, New York, NY 10055.

(15)

Based on information contained in a Schedule 13G filed on February 7, 2018, The Vanguard Group (Vanguard) beneficially owns 8,874,192 shares of Class A common stock. Vanguard is located at 100 Vanguard Blvd, Malvern, PA 19355.

27.	Pure Storage | 2018 Proxy Statement

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material elements of our executive compensation program for our executive officers during the fiscal year ended January 31, 2018 (fiscal 2018) for the following “named executive officers,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement:

•	Charles Giancarlo, Chief Executive Officer (CEO) and Director;

•	John Colgrove, Founder, Chief Technology Officer and Director;

•	David Hatfield, President;

•	Timothy Riitters, Chief Financial Officer (CFO); and

•	Scott Dietzen, Chairman and former Chief Executive Officer.

This section also discusses our executive compensation philosophy, objectives and design; how and why our compensation committee arrived at the specific compensation policies and decisions during fiscal 2018; the role of Compensia, Inc., our compensation committee’s independent consulting firm (Compensia); and the peer group used in evaluating executive compensation.

In August 2017, we named Mr. Giancarlo as our CEO and a member of our board of directors. At the same time, Dr. Dietzen stepped down from his role as CEO and was appointed chairman of our board of directors. Dr. Dietzen continued as an employee of the company through April 15, 2018.

Executive Summary

We empower innovators to build a better world with data. As the demand for data and the need for real-time analytics increase, we are focused on delivering software-defined all-flash solutions that are uniquely fast and cloud-capable for customers, enabling customers to maximize the value of data, gain competitive advantage and keep pace with cutting edge developments. Our innovative business model replaces the traditional forklift upgrade cycle with an Evergreen Storage model of hardware and software innovation, support and maintenance. Our primary offerings include our FlashArray and FlashBlade products, inclusive of Purity Operating Environment, our proprietary operating software, Pure1, our cloud-based software offering, and FlashStack, our joint converged infrastructure solution with Cisco.

Fiscal 2018 Financial and Business Highlights

In fiscal 2018, we achieved significant financial and business results, including:

•	We increased our revenues from $728 million in fiscal year ended January 31, 2017 (fiscal 2017) to $1,023 million in fiscal 2018, an increase of 41% year over year;

•	We maintained our industry-leading gross product margins and improved our operating margins significantly year over year;

•	We increased our total customer count to 4,500, up from 3,000 a year prior, an increase of 48% year over year;

Pure Storage | 2018 Proxy Statement	28.

•

We released FlashArray//X, our first all-NVMe, enterprise-class all-flash array, and Purity ActiveCluster, a true active/active metro stretch cluster solution, as well as various new software features and updates to our FlashBlade product; and

•	We maintained a leading Satmetrix-certified NetPromoter score, reflecting that our customers are some of the happiest in the world.

Fiscal 2018 Executive Compensation Highlights

In fiscal 2018, the key highlights of our executive compensation program included:

•	Updated Peer Group. We updated our compensation peer group to ensure our executive compensation is comparable and competitive relative to similar companies.

•	Base Salary and Bonus Targets. We increased aggregate base salaries and target bonuses for our executive officers, by a range of 8% to 11%.

•

Shift Toward Performance-Based Equity Awards. We shifted toward performance-based equity awards, granting restricted stock unit (RSU) awards to our executive officers that were generally split 50% time-based RSUs and 50% performance-based RSUs to be earned based on achievement of a fiscal 2018 revenue target.

•	Bonus Based on Performance. In addition to introducing new performance-based RSU awards, we exceeded our revenue targets and paid quarterly bonuses based on this performance.

•	New CEO Package. We set Mr. Giancarlo’s compensation package, as the result of a review of market data and an arm’s-length negotiation at the time of his initial appointment as our CEO.

Fiscal 2019 Equity Incentive Awards

We continue to shift incentives toward pay for performance. After fiscal 2018, our compensation committee approved equity incentive awards to our executive officers relating to compensation for our fiscal year ending January 31, 2019 (fiscal 2019) that were entirely dependent on corporate performance, shifting from 50% time-based and 50% performance-based awards, to 100% performance-based awards. These award will only be earned if a fiscal 2019 revenue target is achieved. These performance-based awards are subject to further time-based vesting over a three-year period, with 1/3rd of earned shares vesting in March 2019 and the remainder vesting quarterly thereafter. The applicable awards and the performance metrics will be discussed in our next proxy statement relating to fiscal 2019.

2017 Stockholder Advisory Votes on Executive Compensation

At our annual meeting held in 2017, we held our first votes on the compensation of our named executive officers (a Say-on-Pay vote) and on the frequency of future Say-on-Pay votes, each on a non-binding advisory basis. Our stockholders approved the fiscal 2017 compensation of our named executive officers, with over 99.97% of the votes cast in favor of our fiscal 2017 compensation program. By the time this vote was conducted, most of the decisions relating to the compensation of our named executive officers for fiscal 2018 had already been made. For example, cash and equity compensation for fiscal 2018 was determined in March 2017. As a result, the Say-on-Pay vote did not have a significant impact on our fiscal 2018 compensation program. However, in the context of our

29.	Pure Storage | 2018 Proxy Statement

overall compensation philosophy, policies and decisions, and in determining subsequent compensation for our executive officers, the compensation committee has considered, and intends to continue to consider, the results of the annual Say-on-Pay vote. In determining the frequency of any future Say-on-Pay votes, our board of directors took into account our stockholders’ preference (over 98.83% of the votes cast) for an annual frequency for future Say-on-Pay votes and determined that we will hold an annual Say-on-Pay vote.

Compensation of our New CEO

We negotiated a pay package with Mr. Giancarlo when he was appointed as our CEO in August, 2017. Mr. Giancarlo’s base salary of $500,000 and target bonus of 100% of his base salary, or $500,000, was set in negotiations with our compensation committee, after considering his considerable prior experience and expertise, competitive market data from Compensia, and the base salary and target bonus amounts believed to be necessary for him to join our company as chief executive officer. The performance metrics applicable to Mr. Giancarlo’s annual bonus for fiscal 2018 and the amounts actually earned for each fiscal quarter are discussed below under the section titled “Elements of Our Executive Compensation Program—Cash Bonuses.”

In addition, in August 2017, after reviewing an analysis from Compensia, our compensation committee granted Mr. Giancarlo the following equity awards in connection with his appointment:

•

a time-based RSU award for 464,745 shares that will vest as to 1/4th of the shares subject to the award on September 20, 2018, with the remaining shares to vest in equal quarterly installments on the 20th day of the second month of each fiscal quarter over the subsequent 12 quarters, subject to Mr. Giancarlo’s continuous service on each such vesting date;

•

a performance-based RSU award for a target of 464,744 shares that may be earned on the achievement of a revenue target for our upcoming fiscal year, fiscal 2019, as established by our compensation committee in March 2018, with 1/3rd of this award to be earned upon achievement of 80% of the fiscal 2019 revenue target, and additional amounts will be earned on a proportional basis up to 120% achievement of the fiscal 2019 revenue target. Once earned, this award will be subject to additional time-based vesting with 1/3rd of the shares subject to the award vesting as of December 20, 2018 and the remainder vesting quarterly over the following eight quarters on the 20th day of the second month of each fiscal quarter thereafter, subject to Mr. Giancarlo’s continuous service on each such vesting date;

•

a stock option to purchase 500,000 shares at an exercise price equal to $12.84 per share that will vest over a four-year period based on Mr. Giancarlo’s continuous service, with 1/4th of the shares vesting on the first anniversary of Mr. Giancarlo’s employment start date, and the remaining shares vesting equally over the following 36 months of continuous service; and

•

a stock option to purchase 500,000 shares at an exercise price equal to $17.00 per share that will vest over a four-year period based on Mr. Giancarlo’s continuous service, with 1/4th of the hares vesting on the first anniversary of Mr. Giancarlo’s employment start date, and the remaining shares vesting equally over the following 36 months of continuous service.

Our compensation committee believes that these equity awards will incentivize Mr. Giancarlo toward achievement of key corporate objectives, and align his interests with the long-term interests of our stockholders, all while providing strong retention value. In particular, our compensation committee sought to tie a significant portion of Mr. Giancarlo’s equity incentive compensation to future company performance, both (i) in the form of option awards, including a significant stock option granted with an exercise price of $17.00 per share, a significant premium to the then-current stock price of $12.84 per share, which would only benefit Mr. Giancarlo to the extent that our stock price increases, but also (ii) in the form of a performance-based RSU award based on revenue for our upcoming fiscal year,

Pure Storage | 2018 Proxy Statement	30.

fiscal 2019, which requires significant effort on the part of Mr. Giancarlo to meet our financial objectives for the first full fiscal year during which he will lead the company. Mr. Giancarlo’s performance-based RSU award is earned based on achievement of a revenue target for our upcoming fiscal year, and will be discussed further in our next proxy statement relating to fiscal 2019.

Compensation Philosophy and Objectives

We design our executive compensation program to achieve the following objectives:

•	attract, motivate and retain executive officers of outstanding ability and potential;

•	motivate and reward behavior consistent with our corporate performance objectives; and

•	ensure that compensation is meaningfully tied to the creation of stockholder value.

We believe that our executive compensation program should include short-term and long-term elements and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to ensure that the compensation provided to our executive officers remains competitive relative to the compensation paid by similar companies operating in the technology industry, in particular comparable software and hardware companies, taking into account the role and performance of the individual executive officer and the performance and strategic objectives of Pure Storage.

Compensation Design

The compensation arrangements for our executive officers consist of base salary, performance-based cash bonuses, equity awards, and broad-based welfare and health benefit programs. While we offer cash compensation in the form of base salaries and cash bonuses, we intend equity compensation to be the central element of our executive compensation program.

We emphasize the use of equity compensation to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Historically, we have provided equity compensation primarily in the form of stock options. In fiscal 2018, we started to broadly use RSU awards in our executive compensation program, including time-based RSU awards that typically vest over multi-year periods and performance-based RSU awards that may only be earned upon the achievement of company performance objectives. We believe that RSU awards can align the interests of our executive officers with our stockholders and drive a longer-term focus through a multi-year vesting schedule, while managing dilution to existing stockholders and providing greater transparency and predictability to our executive officers with respect to the value of their compensation.

Our compensation committee reviews our executive compensation program at least annually. As part of this review process, our compensation committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive. Our compensation committee also evaluates whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

Compensation-Setting Process

Our compensation committee is responsible for reviewing, evaluating and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our compensation committee seeks input and receives

31.	Pure Storage | 2018 Proxy Statement

recommendations from members of our executive team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. Our compensation committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on our compensation committee, see “Board of Directors and Corporate Governance—Board Committees” elsewhere in this proxy statement.

Role of our Executive Officers

In fiscal 2018, our CEO, CFO and Chief Human Resources Officer assisted our compensation committee in evaluating the performance of our executive officers (other than their own performance), and making recommendations to our compensation committee with respect to base salary adjustments, target cash bonus opportunities, actual bonus payments and equity awards for each executive officer. While our compensation committee takes these recommendations into consideration, it exercises its own independent judgment in approving the compensation of our executive officers.

Role of Compensation Consultant

In fiscal 2018, our compensation committee retained Compensia to provide advice regarding our executive compensation program. Pursuant to this engagement, Compensia performed the following projects for our compensation committee:

•	assisted in the development of the updated compensation peer group that we use to understand competitive market compensation practices;

•	provided compensation data and analysis of our executive compensation program, comparing our program to those of companies in our compensation peer group; and

•	conducted a compensation risk assessment and a review of our compensation philosophy.

Compensia does not provide any other services to us. Compensia maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. In addition, our compensation committee has assessed the independence of Compensia taking into account, among other things, the factors set forth in Exchange Act rules and the listing standards of the NYSE, and concluded that no conflict of interest exists with respect to Compensia’s engagement by our compensation committee.

Compensation Peer Group

Our compensation committee generally refers to peer group data when reviewing our executive officers’ compensation. This compensation peer group is intended to reflect companies that are in applications software, systems software, internet software and services or information technology sectors, with similar revenues, significant revenue growth, headcount and mid-level market capitalization. In preparation for fiscal 2018, our compensation committee, in consultation with Compensia, evaluated our compensation peer group and made adjustments, removing companies that had been acquired during the previous 12 months (Demandware and Marketo) and adding other technology companies of comparable size with which we may compete for talent (Electronics For Imaging, Fortinet, j2 Global and Nutanix). This compensation peer group was generally selected based on companies with revenues of .5 to 2.5 times our annual revenues, as well as market capitalizations of .25 to 4 times our market capitalization. We also sought to include companies with revenue growth of greater than 20% where possible, though we had a substantially higher year-over-year revenue growth rate relative to the compensation peer group.

Pure Storage | 2018 Proxy Statement	32.

Our compensation peer group for fiscal 2018 consisted of the following companies:

Arista Networks	Nimble Storage
Box	Nutanix
Cornerstone OnDemand	Palo Alto Networks
Electronics For Imaging	Proofpoint
FireEye	ServiceNow
Fortinet	Splunk
Imperva	Tableau Software
j2 Global	Workday
NetSuite	Zendesk
New Relic

Our compensation committee considers the compensation levels of the executives at the companies in our compensation peer group to provide general guidance and a reference for market practices, without rigidly setting compensation based on specific percentiles relative to the peer group.

Elements of Our Executive Compensation Program

Our executive compensation program consists of three principal elements:

•	base salary;

•	cash bonuses; and

•	long-term incentive compensation in the form of equity awards.

Base Salary

We offer base salaries that are intended to provide a stable level of fixed compensation to our executive officers for performance of their day-to-day responsibilities. Each executive officer’s base salary was originally established as the result of arm’s-length negotiations with each individual at the time of his initial hiring. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted. In March 2017, our compensation committee reviewed the base salaries of our executive officers other than Mr. Giancarlo and, after considering an analysis performed by Compensia, decided to increase the base salaries of some of our executive officers to keep their total cash compensation competitive with our compensation peer group and to bring salary and bonus factors more in-line with the ranges of similarly situated executives in our compensation peer group. These increases were effective as of March 1, 2017.

Name	Prior Base Salary ($)	New Base Salary ($)	Percentage Increase
Scott Dietzen	250,000	250,000	0%
John Colgrove	250,000	300,000	20%
David Hatfield	300,000	325,000	8%
Timothy Riitters	320,000	330,000	3%

In connection with Dr. Dietzen stepping down as CEO, his base salary was reduced by 50%, to a rate of $125,000 per year for the remainder of his employment with the company.

Cash Bonuses

We provided our executive officers the opportunity to receive quarterly cash bonuses, in the same form available to many of our employees. These cash bonuses are intended to encourage the

33.	Pure Storage | 2018 Proxy Statement

achievement of corporate performance objectives, in particular corporate financial targets. In March 2017, our compensation committee reviewed the target cash bonus opportunities of our executive officers other than Mr. Giancarlo and, after considering an analysis performed by Compensia, decided to increase the total annual target bonus opportunities for some of our executive officers to keep total cash compensation competitive with compensation provided by companies in our compensation peer group and to bring salary and bonus factors more in-line with the ranges of similarly situated executives in our compensation peer group. These increases were effective as of March 1, 2017, except that Mr. Hatfield’s bonus change was effective as of February 1, 2017.

Name	Prior Target Bonus ($)	New Target Bonus ($)	Percentage Increase
Scott Dietzen	200,000	250,000	25%
John Colgrove	200,000	200,000	0%
David Hatfield	300,000	325,000	8%
Timothy Riitters	130,000	170,000	31%

In connection with Dr. Dietzen stepping down as CEO, his target annal cash bonus opportunity was reduced by 50%, to a rate of $125,000 per year for the remainder of his employment with the company.

The performance objectives for the quarterly cash bonuses paid to all of our executive officers, including Mr. Giancarlo for fiscal quarters after his appointment, were tied to quarterly revenue targets, with a premium for over-achievement, though our compensation committee had ultimate discretion to determine the amount of the bonus payment for each performance period. Our executive officers were eligible to earn a cash bonus payment each fiscal quarter during which he was employed to the extent that we achieved at least 80% of the revenue target for such quarter. If we achieved 80% or less of the revenue target for a fiscal quarter, the bonus that could have been earned was 0%. If we achieved between 80% and 100% of the revenue target for such fiscal quarter, a bonus would be earned equal to between 0% and 100% of the quarterly bonus target, determined on a linear basis. In the event that the achievement exceeded 100% of the revenue target for such fiscal quarter, an accelerator could be applied by our compensation committee, such that the maximum bonus that could have been earned was 200% of the quarterly bonus target.

We exceeded our corporate revenue targets in each quarter of fiscal 2018, delivering $182.6 million, $224.5 million, $277.7 million and $338.3 million against quarterly revenue targets of $175.0 million, $218.0 million, $271.0 million and $336.0 million for our first, second, third and fourth quarters, respectively. Our compensation committee believed that quarterly revenue targets were the most appropriate corporate performance measure to use because, in its view, it continued to be the best indicator of success relative to our growth objectives.

Pure Storage | 2018 Proxy Statement	34.

The following table provides information regarding the quarterly bonus payment level achieved and the actual quarterly cash bonuses earned by our named executive officers during fiscal 2018:

Name	Performance Period	Target Quarterly Bonus ($)	Payment Percentage		Actual Quarterly Bonus Earned ($)
Scott Dietzen	First Quarter* Second Quarter Third Quarter Fourth Quarter* Total Fiscal 2018	58,567 62,500 40,777 31,250 193,094	110.0 107.5 105.0 102.5	% % % %	64,424 67,188 42,816 32,031 206,459
John Colgrove	First Quarter Second Quarter Third Quarter Fourth Quarter Total Fiscal 2018	50,000 50,000 50,000 50,000 200,000	110.0 107.5 105.0 102.5	% % % %	55,000 53,750 52,500 51,250 212,500
David Hatfield	First Quarter Second Quarter Third Quarter Fourth Quarter Total Fiscal 2018	81,250 81,250 81,250 81,250 325,000	110.0 107.5 105.0 102.5	% % % %	89,375 87,344 85,313 83,281 345,313
Timothy Riitters	First Quarter* Second Quarter Third Quarter Fourth Quarter Total Fiscal 2018	39,354 42,500 42,500 42,500 166,854	110.0 107.5 105.0 102.5	% % % %	43,289 45,688 44,625 43,563 177,165
Charles Giancarlo	Third Quarter* Fourth Quarter Total Fiscal 2018	96,467 125,000 221,467	105.0 102.5	% %	101,291 128,125 229,416

*	prorated based on the hire date or effective date of a change to target cash bonus opportunity.

Equity Compensation

We believe that strong long-term corporate performance is achieved with a compensation program that encourages a long-term focus by our executive officers through the use of equity compensation, the value of which depends on the performance of our common stock. For this reason, our long-term incentive compensation to date has been provided largely in the form of equity awards. Historically, we used stock options as the primary form of equity incentive compensation to help align the interests of our executive officers with the interests of our stockholders and to enable them to participate in the appreciation of our common stock

In fiscal 2018, we shifted to granting RSUs as a significant component of our executive compensation program. We have used RSU awards with both time-based and performance-based vesting requirements to retain, motivate and reward our executive officers. Because RSU awards have value to the recipient even in the absence of stock price appreciation, we are able to incent and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options as our sole form of equity awards. In addition, since the value of these RSUs increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

35.	Pure Storage | 2018 Proxy Statement

The size and form of the equity awards for our executive officers are determined in the discretion of our compensation committee at a level that it believes is competitive with current market conditions (as reflected by our compensation peer group), and after taking into consideration each individual executive officer’s role and the scope of his or her responsibilities, his or her experience, his or her past performance and expected future contributions, his or her current equity holdings and the potential equity awards of our other executive officers.

Over the course of fiscal 2017, our compensation committee met and discussed the design and implementation of a more robust, long-term equity compensation program using RSU awards, with a multi-year horizon and both time-based and performance-based vesting requirements as central components. In March 2017, our compensation committee reviewed the outstanding equity awards held by our executive officers and considered analysis performed by Compensia, as well as factors such as the significant unvested equity awards held by most of our executive officers, and the volatility in the price of our common stock.

Based on that review, our compensation committee approved annual RSU awards to our executive officers other than Mr. Giancarlo that included (i) time-based RSUs, with quarterly vesting over three years, and (ii) performance-based RSUs, with the earned share amount to be adjusted up or down from 0% to 150% of the target share amount, based on our achievement of an annual revenue target for fiscal 2018. The earned performance-based RSUs vest over a three-year period, with 1/3rd vesting in April 2018 and the remainder vesting quarterly thereafter. As set forth in the following table, each of our executive officers other than Mr. Giancarlo received 50% of the value of his equity awards in the form of time-based RSUs and 50% in the form of performance-based RSUs, except Mr. Riitters who was granted more time-based RSUs in light of the relatively low value of his existing stock awards. Mr. Giancarlo was separately granted time-based and performance-based equity incentive awards in connection with his appointment as CEO in August 2017.

Name	Time-Based RSUs (1)	Performance-Based RSUs (2) (at target)	Vesting Year & Vesting Commencement Date
Scott Dietzen Total:	19,232 19,232 19,232 57,696	19,232 19,232 19,232 57,696	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
John Colgrove Total:	19,232 19,232 19,232 57,696	19,232 19,232 19,232 57,696	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
David Hatfield Total:	19,232 19,232 19,232 57,696	19,232 19,232 19,232 57,696	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
Timothy Riitters Total:	107,212 72,837 55,650 235,699	38,462 38,462 38,462 115,386	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019

(1)

Each tranche of shares under these time-based RSU awards are subject to vesting based on continuous service, with 1/4th of the tranche vesting on each of July 5, October 5, January 5 and April 5 over the applicable year-long period, such that all time-based RSU tranches will be fully vested as of April 5, 2020.

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(2)

The shares earned under these performance-based RSU awards based upon achievement of the performance goals are subject to further vesting based on continuous service, with all of the “Year 1” earned shares vesting on April 5, 2018 and with 1/4th of the “Year 2” and “Year 3” earned shares vesting on each of July 5, October 5, January 5 and April 5 over the applicable year-long period.

The target number of shares granted under the performance-based RSU awards that were eligible to be earned was based on our performance against our revenue target of $1 billion for fiscal 2018, as set by our compensation committee in March 2017. Our compensation committee selected revenue as the appropriate corporate performance measure for the performance-based RSU awards because, in its view, this metric was the best indicator of our successful execution of our growth strategy.

For purposes of the performance-based RSU awards, our executive officers were eligible to earn the shares of our common stock subject to these awards to the extent that we achieved at least 70% of the revenue target for fiscal 2018 as determined after the end of fiscal 2018, as follows:

•	If we achieved less than 70% of the revenue target for fiscal 2018, no shares would be earned;

•	If we achieved at least 70% of the revenue target for fiscal 2018, 50% of the target shares would be earned.

•	If we achieved 100% of the revenue target for fiscal 2018, 100% of the target shares would be earned; and

•	If we achieved 120% or more of the revenue target for fiscal 2018, a maximum of 150% of the target shares would be earned.

In February 2018, our compensation committee determined that, based on 102% achievement of the revenue target for fiscal 2018, 104% of the number of shares under the performance-based RSU awards had been earned, as follows:

Name	Performance-Based RSUs (Earned number of shares)	Vesting Year & Vesting Commencement Date
Scott Dietzen Total:	20,001 20,001 20,001 60,003	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
John Colgrove Total:	20,001 20,001 20,001 60,003	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
David Hatfield Total:	20,001 20,001 20,001 60,003	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019
Timothy Riitters Total:	40,000 40,000 40,000 120,000	Year 1: April 5, 2017 Year 2: April 5, 2018 Year 3: April 5, 2019

The shares of our common stock earned pursuant to the performance-based RSU awards were subject to a time-based vesting requirement, with 1/3rd of the total number of earned shares vesting on

37.	Pure Storage | 2018 Proxy Statement

April 5, 2018 and the remainder vesting quarterly thereafter, subject to the executive officer’s continuous service with us on each such vesting date. All unearned shares were automatically forfeited upon the determination of achievement by our compensation committee.

In connection with the appointment of Mr. Giancarlo as our CEO in August 2017, our compensation committee approved one-time RSU awards to Mr. Hatfield for 100,000 shares and to Mr. Riitters for 50,000 shares that will each vest in full on September 20, 2018. Our compensation committee believed that these grants would provide an important mechanism for retaining these key executives and maintaining a stable executive team during the transition to a new CEO. In determining the size of the retention grants, our compensation committee considered the value of each of these executive officer’s then-current equity holdings in the company, as well as the delayed vesting schedule of the performance-based RSU awards granted to the executive officers at the beginning of fiscal 2018, which would not deliver value until April 2018 when the vesting could commence.

The stock options and RSU awards granted to our executive officers during fiscal 2018 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health, and welfare programs, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our compensation committee.

Post-Employment Compensation

Our executive officers and certain other employees are eligible to receive severance payments, equity acceleration and benefits in the event of a termination of employment in connection with a change in control of Pure Storage. Our compensation committee has determined that these arrangements are both competitively reasonable and necessary to recruit and retain key executives. The material terms of these post-employment payments to our named executive officers are set forth below in the section titled “Employment, Severance and Change in Control Agreements.”

Other Compensation Policies

Equity Awards Grant Policy

Our compensation committee has adopted a policy governing equity awards that are granted to our non-executive employees. Equity awards to our executive officers or members of our board of directors must be approved either by our board of directors or our compensation committee at a meeting or by unanimous written consent. This policy provides that our CEO may approve awards to non-executive employees within prescribed limits. Generally, equity awards will be effective on the 20th day of the second month of the fiscal quarter. The exercise price of all stock options and stock appreciation rights must be equal to or greater than the fair market value of our common stock on the date of grant.

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Derivatives Trading, Pledging and Hedging Policy

Our insider trading policy prohibits the trading of derivatives or the pledging or hedging of our equity securities by our employees, including our executive officers and the members of our board of directors.

Clawback Rights

Awards granted under our 2015 Equity Incentive Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of the NYSE or as otherwise required by applicable law. In addition, our compensation committee may impose other clawback, recovery or recoupment provisions in an award agreement as our compensation committee determines necessary or appropriate. We will comply with the requirements of the Dodd-Frank Act and adopt a compensation recovery policy once the SEC adopts final regulations on this subject.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Our insider trading policy generally requires that our executive officers and members of our board of directors may not trade in our equity securities during “blackout” periods and that such individuals must pre-clear trades or adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities which they beneficially own.

Compensation Policies and Practices as they relate to Risk Management

Our compensation committee has reviewed our executive and employee compensation programs, and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for our compensation committee’s determination include the following:

•

We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics.

•

We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•

We do not cap the cash incentive award for our sales commission plans to provide maximum incentive for our sales force to meet and exceed their revenue objectives. However, we do maintain internal controls over the determination of sales commissions.

•	Employees of Pure Storage are required to comply with our code of conduct, which covers, among other things, accuracy in keeping financial and business records.

•	Our compensation committee approves the overall annual equity pool and the employee equity award guidelines.

•	A significant portion of the compensation paid to our executive officers is in the form of equity to align their interests with the interests of stockholders.

•

As part of our insider trading policy, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

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Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Section 162(m)) limits the amount that we may deduct from our federal income taxes for compensation paid to our named executive officers who are “covered employees” for purposes of Section 162(m) to $1 million per executive officer per year. Prior to enactment of the U.S. Tax Cuts and Jobs Act in December 2017 (Tax Act), compensation that qualified as “performance-based compensation” under Section 162(m) and compensation paid to our CFO was not subject to this deduction limitation. Pursuant to the Tax Act, this exception for “performance-based compensation” under Section 162(m) was repealed, with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided by the Tax Act for remuneration provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not modified in any material respect on or after such date. In addition, effective for tax years beginning after December 31, 2017, our CFO will be considered a covered employee for purposes of Section 162(m).

As a result, compensation paid to our covered employees in excess of $1 million per taxable year will generally not be deductible unless, among other requirements, it qualifies for the transition relief provided by the Tax Act. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief provided by the Tax Act, no assurance can be given that any compensation paid by the company will be eligible for such transition relief and, therefore, eligible for the “performance-based compensation” exception under Section 162(m). The compensation committee will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements.

While our compensation committee is mindful of the benefit to us of the full tax deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee may approve compensation that may not be fully deductible due to the limits of Section 162(m). Our compensation committee intends to continue to compensate our executive officers in a manner it believes is consistent with the best interests of our company and our stockholders.

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2018, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock-based compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options and RSU awards, over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the three-year or four-year vesting period of the award). Compensation expense for shares acquired through our Employee Stock Purchase Plan (ESPP) is recognized over the offering period. We estimate the fair value of stock options and shares acquired

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through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Pure Storage board of directors that the Compensation Discussion and Analysis be incorporated by reference in Pure Storage’s Annual Report on Form 10-K for fiscal 2018 and included in this proxy statement.

The Compensation Committee

Frank Slootman (Chair)

Michelangelo Volpi

41.	Pure Storage | 2018 Proxy Statement

Executive Compensation

Summary Compensation Table for Fiscal 2018

The following table presents all of the compensation awarded to, or earned by, our executive officers during fiscal 2018 and the prior two fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($) (1)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Charles Giancarlo (4)	2018	222,222	5,580,000	11,934,639	229,416	-	17,966,277
Chief Executive Officer
John Colgrove	2018	295,833	-	1,122,764	212,500	14,717	1,645,814
Chief Technology Officer	2017	250,000	-	-	183,800	11,053	444,853
	2016	220,833	1,769,355	-	105,150	-	2,095,338
David Hatfield	2018	322,917	-	2,406,764	345,313	11,208	3,086,201
President	2017	300,000	-	-	256,109	-	556,109
	2016	300,000	1,842,493	-	399,991	-	2,542,484
Timothy Riitters	2018	329,167	-	4,058,057	177,164	-	4,564,388
Chief Financial Officer	2017	320,000	-	501,200	136,565	-	957,765
	2016	279,167	1,112,337	-	133,511	-	1,525,015
Scott Dietzen (5)	2018	197,917	-	1,122,764	206,459	-	1,527,140
Former CEO	2017	250,000	-	-	183,800	-	433,800
	2016	250,000	1,769,355	-	105,150	-	2,124,505

(1)

The amount shown in this column does not reflect the dollar amount actually received by our executive officers. Instead, this amount reflects the aggregate grant date fair value of the stock option and RSU awards granted to our executive officers, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 26, 2018, except that amount for Mr. Giancarlo’s performance-based RSU award is based on the aggregate fair value as of the grant date given that the applicable performance criteria was established after the end of fiscal 2018. The amounts reported for performance-based RSUs are reported at 100% target achievement. See “Compensation Discussion and Analysis” above for the share amounts actually earned in fiscal 2018.

(2)

Represents quarterly bonuses earned by our executive officers under our cash bonus program for employees. The amounts reported represent cash bonuses earned by each executive officer based on the achievement of quarterly corporate revenue targets and the individual’s target bonus amount. The cash bonuses were paid quarterly, based on the achievement of the corporate revenue targets described above. The amounts reflected for fiscal 2017 and 2016 for Mr. Hatfield represent sales commissions earned by him.

(3)

Includes: (i) with respect to Mr. Colgrove’s fiscal 2018 amount, (a) $7,895 in amounts associated with our patent award program, (b) $4,500 in employer contributions to his health savings account, and (c) $2,322 in life insurance premiums; (ii) with respect to Mr. Colgrove’s fiscal 2017 amount, (a) $5,474 in amounts associated with our patent award program, (b) $4,500 in employer contributions to his health savings account, and (c) $1,079 in life insurance premiums; (iii) with respect to Mr. Hatfield’s fiscal 2018 amount, (a) $5,862 in travel expenses associated with his spouse attending a company-sponsored event, (b) $4,500 in employer contributions to his health savings account, and (c) $846 in life insurance premiums.

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(4)	Mr. Giancarlo was appointed as our CEO on August 22, 2017.
(5)

Dr. Dietzen stepped down from his role as our CEO and was appointed chairman of our board of directors on August 22, 2017, and in connection with this transition, his base salary and target bonus amount were reduced by 50%, to a rate of $125,000 per year for the remainder of his employment with the company. Dr. Dietzen did not receive any separate compensation for his service on our board of directors.

Grants of Plan-Based Awards Table in Fiscal 2018

The following table presents information regarding each grant of a cash or equity award made during fiscal 2018. This information supplements the information about these awards set forth in the “Summary Compensation Table” above.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Giancarlo	08/22/2017 08/22/2017 08/22/2017 08/22/2017 08/22/2017	(2) (3) (3) (4) (5)	- - - - -	221,467 - - - -	442,934 - - - -	- - - - -	- - - - 464,744	- - - - 697,116	- - - 464,745 -	- 500,000 500,000 - -	- 12.84 17.00 - -	- 3,041,000 2,539,000 5,967,326 5,967,313
Mr. Colgrove	03/30/2017 03/30/2017 03/30/2017	(2) (6) (7)	- - -	200,000 - -	400,000 - -	- - -	- - 57,696	- - 86,544	- 57,696 -	- - -	- - -	- 561,382 561,382
Mr. Hatfield	03/30/2017 03/30/2017 03/30/2017 08/22/2017	(2) (6) (7) (8)	- - - -	325,000 - - -	650,000 - - -	- - - -	- - 57,696 -	- - 86,544 -	- 57,696 - 100,000	- - - -	- - - -	- 561,382 561,382 1,284,000
Mr. Riitters	03/30/2017 03/30/2017 03/30/2017 03/30/2017 03/30/2017 08/22/2017	(2) (9) (9) (9) (7) (8)	- - - - - -	166,854 - - - - -	333,708 - - - - -	- - - - - -	- - - - 115,386 -	- - - - 173,079 -	- 107,212 72,837 55,650 - 50,000	- - - - - -	- - - - - -	- 1,043,173 708,704 541,457 1,122,706 642,000
Dr. Dietzen	03/30/2017 03/30/2017 03/30/2017	(2) (6) (7)	- - -	190,361 - -	380,722 - -	- - -	- - 57,696	- - 86,544	- 57,696 -	- - -	- - -	- 561,382 561,382

(1)

The amount shown in this column does not reflect the dollar amount actually received by our executive officers. Instead, this amount reflects the aggregate grant date fair value of the stock option and RSU awards granted to our executive officers, computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in the notes to our consolidated financial statements in our Annual Report on Form 10-K, as filed with the SEC on March 26, 2018, except that the amount for Mr. Giancarlo’s performance-based RSU award is based on the aggregate fair value as of the grant date given that the applicable performance criteria was established after the end of fiscal 2018.

(2)

The target bonus amounts for fiscal 2018 were established by our compensation committee in March 2017, with the changes effective as of March 1, 2017 and proration for hire date or change in status date. For further information regarding the fiscal 2018 target cash bonuses, please see the “Compensation Discussion and Analysis–Cash Bonuses” above, with the actual amounts earned and paid as set forth in the “Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”

(3)	1/4th of the total shares subject to this option award vest on August 22, 2018, with the remaining options vesting equally over the following 36 months of Mr. Giancarlo’s continuous service.
(4)	1/4th of the total shares subject to this RSU award vest on September 20, 2018, with the remaining RSUs vesting equally over the following 12 quarters of Mr. Giancarlo’s continuous service.
(5)

The shares under this RSU award are reported at target and will be earned, from 0% to 150%, based on the achievement of a revenue target for fiscal 2019, which was established by our compensation committee in March 2018. Once earned, this award will be subject to time-based

43.	Pure Storage | 2018 Proxy Statement

vesting, with 1/3rd vesting on December 20, 2018 and the remaining earned shares subject to the award vesting quarterly over the following eight quarters on the 20th day of the second month of each fiscal quarter thereafter, subject to Mr. Giancarlo’s continuous service.

(6)	1/12th of the total shares subject to this award vest quarterly measured from April 5, 2017, subject to executive officer’s continuous service.
(7)

The shares under this RSU award are reported at target and were to be earned, from 0% to 150%, based on the achievement of a revenue target for fiscal 2018, which was determined by our compensation committee in February 2018, and remained subject to time-based vesting, with 1/3rd vesting on April 5, 2018, with the remaining earned shares subject to the award vesting equally over the following eight quarters of executive officer’s continuous service. See “Compensation Discussion and Analysis” above for the share amounts actually earned in fiscal 2018.

(8)	All of the shares subject to this award vest on September 20, 2018, subject to executive officer’s continuous service.
(9)

With respect to the RSU award for 107,212 shares, 1/4th of the total shares subject to this award vest quarterly measured from April 5, 2017, subject to Mr. Riitters’ continuous service. With respect to the RSU award for 72,837 shares, 1/4th of the total shares subject to this award vest quarterly measured from April 5, 2018, subject to Mr. Riitters’ continuous service. With respect to the RSU award for 55,650 shares, 1/4th of the total shares subject to this award vest quarterly measured from April 5, 2019, subject to Mr. Riitters’ continuous service.

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Outstanding Equity Awards as of January 31, 2018

The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2018.

Name	Vesting Commencement Date		Option Awards (1)				Stock Awards (1)
			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Mr. Giancarlo	08/22/2017 08/22/2017 09/20/2017 -	(3) (3) (4) (5)	- - - -	500,000 500,000 - -	12.84 17.00 - -	08/22/2027 08/22/2027 - -	- - 464,745 464,744	- - 9,359,964 9,359,944
Mr. Colgrove	04/01/2018 01/01/2020 01/01/2021 04/05/2017 -	(6) (7) (7) (8) (9)	- - - - -	600,000 83,333 125,000 - -	2.98 17.00 17.00 - -	03/28/2024 09/23/2025 09/23/2025 - -	- - - 43,272 57,696	- - - 871,498 1,161,997
Mr. Hatfield	- - 01/01/2018 02/15/2020 03/15/2021 04/05/2017 - 09/20/2017	(6) (7) (10) (8) (9) (11)	848,774 400,000 - - - - - -	- - 500,000 150,000 75,000 - - -	1.23 2.58 2.98 13.20 17.00 - - -	02/06/2023 01/30/2024 03/28/2024 03/17/2025 09/23/2025 - - -	- - - - - 43,272 57,696 100,000	- - - - - 871,498 1,161,997 2,014,000
Mr. Riitters	08/26/2014 08/26/2018 09/15/2020 01/01/2020 01/01/2021 04/05/2017 04/05/2018 04/05/2019 - 09/20/2017	(12) (13) (7) (7) (7) (14) (15) (15) (9) (11)	801,875 - - - - - - - - -	153,125 350,000 75,000 27,500 32,500 - - - - -	9.65 9.65 13.20 17.00 17.00 - - - - -	10/08/2024 10/08/2024 03/17/2025 09/23/2025 09/23/2025 - - - - -	- - - - - 26,803 72,837 55,650 115,386 50,000	- - - - - 539,812 1,466,937 1,120,791 2,323,874 1,007,000
Dr. Dietzen	03/20/2017 04/01/2018 01/01/2020 01/01/2021 04/05/2017 -	(7) (6) (7) (7) (8) (9)	250,000 - - - - -	50,000 600,000 83,333 125,000 - -	2.58 2.98 17.00 17.00 - -	01/30/2024 03/28/2024 09/23/2025 09/23/2025 - -	- - - - 43,272 57,696	- - - - 871,498 1,161,997

(1)

The unvested shares subject to these awards may be subject to accelerated vesting upon a qualifying termination, as described in the section titled “Employment, Severance and Change in Control Agreements.” All option awards were granted under our 2009 Equity Incentive Plan, and all RSU awards were granted under our 2015 Equity Incentive Plan.

(2)

This amount is calculated by multiplying the number of unvested shares by the applicable executive officer by the closing price of our common stock on NYSE on January 31, 2018 (the last day of our fiscal year), which was $20.14 per share.

(3)	1/4th of the total shares subject to this option award vest on August 22, 2018, with the remaining options vesting equally over the following 36 months of Mr. Giancarlo’s continuous service.
(4)

1/4th of the total shares subject to this RSU award vest on September 20, 2018, with the remaining shares subject to the award vesting equally over the following 12 quarters of Mr. Giancarlo’s continuous service.

(5)

The shares under this RSU award are reported at target and will be earned, from 0% to 150%, based on the achievement of a revenue target for fiscal 2019, which was established by our compensation committee in March 2018. Once earned, this award will be subject to time-based vesting, with 1/3rd vesting on December 20, 2018 and the remaining earned shares subject to the award vesting quarterly over the following eight quarters on the 20th day of the second month of each fiscal quarter thereafter, subject to Mr. Giancarlo’s continuous service.

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(6)	1/24th of the total shares subject to this option award vest monthly measured from the vesting commencement date, subject to executive officer’s continuous service.
(7)	1/12th of the total shares subject to this option award vest monthly measured from the vesting commencement date, subject to executive officer’s continuous service.
(8)	1/12th (or 4,808 shares) of the total shares subject to this RSU award will vest quarterly, measured from the vesting commencement date, subject to executive officer’s continuous service.
(9)

The shares under this RSU award are reported at target and were to be earned, from 0% to 150%, based on the achievement of a revenue target for fiscal 2018, which was determined by our compensation committee in February 2018, and remained subject to time-based vesting, with 1/3rd vesting on April 5, 2018, with the remaining earned shares subject to the award vesting equally over the following eight quarters of executive officer’s continuous service.

(10)	1/10th of the total shares subject to this option award vest monthly measured from the vesting commencement date, subject to executive officer’s continuous service.
(11)	All shares subject to this award will vest on the one-year anniversary measured from the vesting commencement date, subject to executive officer’s continuous service.
(12)

1/48th of the total shares subject to this option award vest monthly measured from the vesting commencement date, subject to executive officer’s continuous service. Mr. Riitters has previously exercised 95,000 shares.

(13)	1/24th of the total shares subject to this option award vest monthly measured from the vesting commencement date, subject to executive officer’s continuous service.
(14)	26,803 shares subject to this RSU award vest each quarter over one year, measured from the vesting commencement date and subject to executive officer’s continuous service.
(15)	1/4th of the total shares subject to this RSU award vest quarterly over one year measured from the vesting commencement date, subject to executive officer’s continuous service.

Stock Awards Vested and Options Exercised in Fiscal 2018

The following table summarizes the value realized by our named executive officers due to the vesting of restricted stock unit awards (both time based and performance based) and the exercise of stock option awards during fiscal 2018.

Name	Stock Awards		Option Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (2)
Mr. Giancarlo	-	-	-	-
Mr. Colgrove	14,424	220,543	-	-
Mr. Hatfield	14,424	220,543	203,338	3,277,804
Mr. Riitters	97,909	1,432,454	95,000	534,528
Dr. Dietzen	14,424	220,543	-	-

(1)	The value realized on vesting is calculated as the number of vested RSUs multiplied by the closing price of our common stock on the vesting date.
(2)

The value realized on exercise is calculated as the difference between the actual sales price of the shares of our common stock underlying the options exercised and the applicable exercise price of those options.

Employment, Severance and Change in Control Agreements

Offer Letters

We have offer letters with each of our named executive officers, other than Mr. Colgrove. The offer letters generally provide for “at-will” employment and set forth the executive officer’s initial base salary,

Pure Storage | 2018 Proxy Statement	46.

initial equity grant amount, eligibility for employee benefits and in some cases severance payments and benefits upon a qualifying termination of employment. In addition, each of our named executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our named executive officers are described below. Please see “Outstanding Equity Awards as of January 31, 2018” above for a presentation of equity awards held by our executive officers.

Charles Giancarlo

In August 2017, we entered into an offer letter agreement with Mr. Giancarlo, our Chief Executive Officer. Mr. Giancarlo’s current annual base salary is $500,000. Mr. Giancarlo is eligible to earn a bonus with an annual target of 100% of his annual base salary to be paid in quarterly or semi-annual installments based on the achievement of corporate targets, as determined by our compensation committee.

If Mr. Giancarlo is terminated without cause (as defined in his employment agreement) or Mr. Giancarlo resigns for good reason (as defined in his employment agreement), Mr. Giancarlo will be eligible to receive (i) continuation of his base salary for a period of twelve months following his termination and (ii) reimbursement of COBRA payments for a period of 18 months following his termination (or if earlier upon him obtaining health care coverage from another source. If Mr. Giancarlo is terminated without cause or Mr. Giancarlo resigns for good reason during the period beginning three months prior to a change in control (as defined in his employment agreement) and ending twelve months following the closing of such change in control, then, in lieu of the foregoing severance payments, (i) he is eligible to receive an amount of cash severance equal to twelve months of his base salary plus his then target annual bonus amount, paid in a single lump sum on the 60th day following his termination, (ii) he is eligible to receive reimbursement of COBRA payments for a period of 18 months following his termination (or if earlier upon him obtaining health care coverage from another source) and (ii) the vesting of his RSU and option awards will accelerate in full. In addition, upon Mr. Giancarlo’s death or disability (as defined in his employment agreement) during the first year of Mr. Giancarlo’s employment, any equity awards that are subject to time-based vesting (and in the case of the performance-based RSU award and other performance-based equity awards the performance metrics have been met) will have the time-based equity awards accelerated by twelve months. Receipt of severance benefits is conditioned on execution by Mr. Giancarlo of a release of claims in Pure Storage’s favor.

John Colgrove

Mr. Colgrove’s current annual base salary is $325,000. Effective March 1, 2018, Mr. Colgrove is eligible to earn a bonus with an annual target of $260,000 to be paid in quarterly or semi-annual installments based on the achievement of corporate performance targets, as determined by our compensation committee.

If Mr. Colgrove’s employment is terminated without cause or he terminates his employment for good reason on or within 18 months following a change in control of the company, all unvested shares of stock subject to his outstanding option awards shall immediately become fully vested.

David Hatfield

In November 2012, we entered into an offer letter agreement with Mr. Hatfield, our President. Mr. Hatfield’s current annual base salary is $365,000. Effective March 1, 2018, Mr. Hatfield is eligible to earn a bonus with an annual target of $365,000 to be paid in quarterly or semi-annual installments based on the achievement of corporate performance targets, as determined by our compensation committee.

47.	Pure Storage | 2018 Proxy Statement

Pursuant to the terms of his offer letter, if Mr. Hatfield’s employment is terminated without cause or he terminates his employment for good reason, and other than as result of his death or disability, he will be eligible to receive certain severance payments and benefits, the conditions of which vary depending on whether such termination occurs in connection with a change in control of the company. If termination of employment occurs absent a change in control, Mr. Hatfield will be eligible to receive continuation of his base salary and reimbursement of COBRA payments for a period of nine months and vesting of 25% of the then-unvested shares subject to any then-outstanding stock options. If termination of employment occurs on or within 18 months following a change in control, Mr. Hatfield will be eligible to receive the salary and COBRA payments as described in the preceding sentence and vesting of all of the then-unvested shares subject to any then outstanding stock options. Mr. Hatfield must sign a release of claims agreement as a pre-condition of receiving these termination payments and benefits.

Timothy Riitters

In August 2014, we entered into an offer letter agreement with Mr. Riitters, our Chief Financial Officer. Mr. Riitters’ current annual base salary is $360,000. Effective March 1, 2018, Mr. Riitters is eligible to earn a bonus with an annual target of $252,000 to be paid in quarterly or semi-annual installments based on the achievement of corporate performance targets, as determined by our compensation committee.

Pursuant to the terms of his offer letter, if Mr. Riitters’ employment is terminated without cause or if he terminates his employment for good reason, and other than as result of his death or disability, he will be eligible to receive certain severance payments and benefits, the conditions of which vary depending on whether such termination occurs in connection with a change in control of the company. If termination of employment occurs absent a change in control, Mr. Riitters will be eligible to receive continuation of his base salary and reimbursement of COBRA payments for a period of nine months and he will continue to vest in his option for six months after the date of such termination. If termination of employment occurs on or within 12 months following a change in control, Mr. Riitters will be eligible to receive the salary and COBRA payments as described in the preceding sentence and vesting of all of the then-unvested shares subject to any then outstanding stock options. Mr. Riitters must sign a release of claims agreement as a pre-condition of receiving these termination payments and benefits.

Change in Control Severance Benefit Plan

In September 2015, we adopted a Change in Control Severance Benefit Plan (the Severance Plan). Employees with the title of vice president or above, including each of our executive officers, are eligible participants under the Severance Plan. Under the Severance Plan, each eligible participant who suffers an involuntary termination of employment within the period starting three months prior to a change in control of the company and ending on the 12-month anniversary of the change in control, will receive (i) a lump sum cash payment equal to six months of the participant’s then-current base salary, (ii) a lump sum cash payment equal to six months of the participant’s then-current annual target bonus, (iii) up to six months of company-paid health insurance coverage, and (iv) accelerated vesting of 100% of the shares subject to each time-based vesting equity award held by such participant. These benefits are subject to a “best after tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Code.

If an employee is an eligible participant and otherwise eligible to receive severance benefits under the Severance Plan that are of the same category and would otherwise duplicate the benefits available under the terms of any other agreement the participant has with us, the participant will receive severance benefits under such other agreement in lieu of any Severance Plan benefits to the extent such benefits are duplicative, and severance benefits will be provided under the Severance Plan only

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to the extent, if any, that Severance Plan benefits are not duplicative benefits. For instance, Mr. Giancarlo is eligible to participate in the Severance Plan, provided that he will still receive any favorable terms under his employment agreement, such as his longer 18 months of company-paid health insurance coverage.

Acceleration Upon Death or Disability

In September 2015, our compensation committee amended all outstanding options to provide that if an employee dies while in a service relationship with us, all options held by the employee would vest and become exercisable in their entirety, and determined that the award agreement for all other stock awards would provide for full acceleration of the stock award in the event of the death of the employee while in a service relationship with us. Pursuant to such award terms, each of Messrs. Giancarlo, Colgrove, Hatfield and Riitters would receive full acceleration of any time-based equity awards in the event of his death as of January 31, 2018, for an aggregate value of $14,579,964, $13,285,655, $14,364,996 and $12,878,822, respectively, based on the closing price of our common stock on January 31, 2018, which was $20.14, and assuming full vesting of the performance-based RSU awards that were determined to have been earned at 104% for fiscal 2018, which ended on January 31, 2018, if applicable; Mr. Giancarlo would, pursuant to the terms of his employment agreement, also receive 12 months of acceleration of any time-based equity awards, with an aggregate value of $4,773,739, in the event of his disability (as defined in his employment agreement) during the first year of his employment with the company.

Potential Payments Upon Termination or Resignation

The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a termination without cause or if he terminates his employment for good reason, effective as of January 31, 2018, other than in connection with a change of control, under the agreements described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards ($) (1)		Total ($)
			Restricted Stock Units	Options
Mr. Giancarlo (2)	500,000	20,464	-	-	520,464
Mr. Colgrove	-	-	-	-	-
Mr. Hatfield (3)	243,750	8,271	-	2,464,125	2,716,146
Mr. Riitters (3)	247,500	8,271	-	1,376,813	1,632,584

(1)	Based on the closing price of our common stock on January 31, 2018, which was $20.14.
(2)	Reflects a cash payment equal to 12 months of Mr. Giancarlo’s then-current base salary and 18 months of company-paid health insurance coverage.
(3)

Reflects continuation of base salary and reimbursement of health insurance payments for nine months, as well as vesting of 25% of the then-unvested shares subject to any then-outstanding stock options with respect to Mr. Hatfield and vesting of his original option for an additional six months with respect to Mr. Riitters.

Potential Payments Upon Termination or Resignation in connection with a Change of Control

The following table provides an estimate of the value of the compensation and benefits due to each of our named executive officers assuming a termination without cause or if he terminates his employment for good reason, effective as of January 31, 2018, in connection with a change of control,

49.	Pure Storage | 2018 Proxy Statement

under the agreements and the Severance Plan described above. The actual amounts to be paid can only be determined at the time of such event.

Name	Cash Payment ($)	Benefit Continuation ($)	Value of Accelerated Equity Awards ($) (1)		Total ($)
			Restricted Stock Units	Options
Mr. Giancarlo (2)	1,000,000	20,464	18,719,908	5,220,000	24,960,372
Mr. Colgrove (3)	250,000	5,514	2,079,975	10,950,166	13,285,655
Mr. Hatfield (3)	406,250	8,271	4,093,975	9,856,500	14,364,996
Mr. Riitters (3)	332,500	8,271	6,551,370	5,986,681	12,878,822

(1)	Based on the closing price of our common stock on January 31, 2018, which was $20.14.
(2)

Reflects a cash payment equal to 12 months of Mr. Giancarlo’s then-current base salary, a lump sum cash payment equal to 12 months of Mr. Giancarlo’s then-current annual target bonus, and 18 months of company-paid health insurance coverage, as well as vesting of all shares subject to all equity awards (at target, if applicable) held by Mr. Giancarlo.

(3)

Reflects a lump sum cash payment equal to six months of the executive officer’s then-current base salary, a lump sum cash payment equal to six months of the executive officer’s then-current annual target bonus, and six months of company-paid health insurance coverage, as well as vesting of all shares subject to each time-based vesting equity award held by such officer (including performance-based RSU awards that were determined to have been earned at 104% for fiscal 2018, which ended on January 31, 2018), except that Messrs. Hatfield and Riitters are eligible to receive continuation of base salary and reimbursement of health insurance payments for an additional three months.

Pay Ratio Information

Pure Storage is required to disclose the ratio of our CEO’s total compensation to the total compensation of its median employee, referred to as “pay-ratio” disclosure. To identify our median employee, we identified our total employee population as of December 31, 2017, other than the CEO. We compared the total of each employee’s aggregate salary, hourly pay, bonus and other cash compensation (such as on-call or overtime pay) actually paid, and the value of restricted stock unit awards vested, during calendar 2017, as reflected in our payroll records. We did not annualize the compensation of employees who were employed for less than the entire fiscal year. Using this approach, we selected the employee at the median of this population. We then calculated annual total compensation for this employee using the same methodology used to calculate annual total compensation for our CEO as set forth in the “Summary Compensation Table” above.

For fiscal 2018, the median of the annual total compensation of all employees of Pure Storage (other than our CEO) was $217,207, and based on the annual total compensation for our CEO of $18,514,639, our ratio of CEO pay to median employee pay was 85 to 1.

The amounts included in the above pay ratio calculation take into account the grant date value of equity awards granted during fiscal 2018. Our CEO received new-hire equity grants during fiscal 2018 and did not have any vesting events or option exercises in fiscal 2018. For informational purposes, if we spread the value of Mr. Giancarlo’s new-hire equity awards, as set forth in the “Summary Compensation Table” above, across the three years for his RSU awards and across four years for his option awards, our ratio of CEO pay to median employee pay would have been 36 to 1 for fiscal 2018.

Mr. Giancarlo was appointed as our CEO in August 2017, and we elected to use his annual total compensation to calculate the required ratio. In accordance with SEC rules, we adjusted

Pure Storage | 2018 Proxy Statement	50.

Mr. Giancarlo’s total compensation above to reflect his annualized base salary and target bonus. As a result of this adjustment, the amount of Mr. Giancarlo’s compensation included in the pay ratio calculation is greater than the amount of his total compensation included in the “Summary Compensation Table” above. Mr. Giancarlo’s total compensation included new hire equity awards valued at their grant date fair value, rather than the value actually received by him during fiscal 2018.

The pay ratio above represents Pure Storage’s reasonable estimate calculated in a manner consistent with the SEC rules, which allow for significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted the pay ratio rules, the ratio was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand our compensation practices and pay-ratio disclosures.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of January 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity plans approved by stockholders	64,042,595	$7.75	22,174,683
Equity plans not approved by stockholders	-	-	-

(1)	Includes our 2009 Equity Incentive Plan and 2015 Plan, but does not include future rights to purchase shares under our ESPP, which depend on a number of factors described in our ESPP.
(2)

The weighted average exercise price is calculated based solely on outstanding stock options, and excludes the shares of common stock included in column (a) that are issuable upon the vesting of 17,682,646 RSUs then-outstanding under our 2015 Plan, which have no exercise price.

(3)

Includes our 2015 Plan and ESPP. Our 2015 Plan provides that the total number of shares reserved of Class A common stock reserved for issuance thereunder will be automatically increased, on February 1st of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the calendar month prior to the date of each automatic increase, or a lesser number of shares determined by our board of directors. Our ESPP provides that the number of shares of Class A common stock available for issuance thereunder is automatically increased on February 1st of each calendar year by the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the calendar month prior to the date of the automatic increase, and (ii) 3,500,000 share; provided that the board of directors may determine that such increase will be less than the amount set forth above. Accordingly, on February 1, 2018, the number of shares of Class A common stock available for issuance under our 2015 Plan and ESPP increased by 11,048,948 shares and 2,209,879 shares, pursuant to these provisions. These increases are not reflected in the table above.

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Transactions With Related Persons

The following is a summary of transactions, since the beginning of our last fiscal year, to which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Investor Rights Agreement

We are a party to an investor rights agreement with certain holders of our common stock, including Mike Speiser and Frank Slootman (members of our board of directors) and entities affiliated with Index Ventures and Sutter Hill Ventures, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. Michelangelo Volpi and Mike Speiser, members of our board of directors, are affiliated with Index Ventures and Sutter Hill Ventures, respectively.

Employment Arrangements and Equity Awards

We have entered into offer letters with our executive officers and have adopted a Change in Control Severance Benefit Plan. For more information regarding these arrangements, see the section titled “Employment, Severance and Change of Control Agreements.”

We have granted equity awards to our executive officers and certain members of our board of directors. For a description of these equity awards, see the sections titled “Executive Compensation” and “Director Compensation.”

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and bylaws will also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Related-Party Transaction Policy

We have adopted a policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with us without the prior consent of our audit committee, or other independent members of our board of directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, but not limited to, whether the transaction will be on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction.

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Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the virtual annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Charles Giancarlo
Chief Executive Officer

Mountain View, California

May 8, 2018

We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at investor.purestorage.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 is available without charge upon written request to our Secretary at 650 Castro Street, Mountain View, California 94041.

53.	Pure Storage | 2018 Proxy Statement

PURE STORAGE, INC. 650 CASTRO STREET, SUITE 400 MOUNTAIN VIEW, CALIFORNIA 94041 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PSTG2018 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E48225-P05566 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PURE STORAGE, INC. For All Withhold All Except For All The Board of Directors recommends you vote FOR ALL of the following nominees: 1. Election of three Class III directors to serve until our Annual Stockholder Meeting in 2021. Nominees: 01) Jeffrey Rothschild 02) Anita Sands 03) Michelangelo Volpi To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2019. 3. An advisory vote on our named executive officer compensation. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E48226-P05566 PURE STORAGE, INC. Annual Meeting of Stockholders June 21, 2018 10:00 AM PT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Charles Giancarlo, Timothy Riitters and Joseph FitzGerald, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PURE STORAGE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM PT on June 21, 2018, at www.virtualshareholdermeeting.com/PSTG2018, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side